Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
February 13, 2015	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2014 Earnings of $3,443,569

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2014 and the full year.

For the quarter ended December 31, 2014, net income totaled $1,284,702 or $0.31 per fully diluted share, compared with $700,849 or $0.17 per fully diluted common share earned during the fourth quarter of 2013.

The increase in quarterly earnings results from an increase in net interest income and noninterest income and a decrease in the provision for loan losses.

Net interest income increased by 8.3 percent from $2,275,796 in the fourth quarter of 2013 to $2,464,213 for the same period in 2014. This increase was the result of loan growth and an improvement in the net yield on average interest earning assets. The increase in the net yield resulted from a decrease in the costs of deposits. Noninterest income increased 56.5 percent to $1,312,764, compared to $838,663 reported for the quarter ended December 31, 2013. Tax exempt life insurance proceeds of approximately $419,000 was the reason for the significant increase.

The provision for loan losses decreased from $171,452 in the fourth quarter of 2013 to a provision of $78,911 for the same period in 2014, a $92,541 difference. This is the result of slower loan growth in the fourth quarter of 2014 than in 2013 and a reduced historical loss component due to decreases in loans charged off.

Noninterest expenses increased from $1,773,372 in the fourth quarter of 2013 to $1,897,067 in the fourth quarter of 2014. This increase is attributable to increases in employee salaries and professional fees.

For the year ended December 31, 2014, the Company reported net income of $3,443,569, or $0.82 per fully diluted common share. This represents a 19.2 percent increase in profitability from year-end 2013, when the Company reported earnings of $2,889,351, or $0.69 per fully diluted common share. This increase was attributable to an increase net interest income and noninterest income and a decrease in the provision for loan losses. Net interest income increased 4.8 percent from $9,033,671 for the 2013 year-end to $9,466,418 at year-end 2014, due to loan growth and stable net asset yields. Noninterest income increased 11.9 percent to $3,255,349 due to the aforementioned fourth quarter life insurance proceeds, compared to $2,906,844 reported for the year ended December 31, 2013. The provision for loan losses decreased from $319,565 in 2013 to $211,863 in 2014 due to a reduction in net loan charge offs. Net charge offs decreased from $347,312 for the year ended December 31, 2013, to $32,548 in 2014.

Noninterest expenses increased 4.9 percent, from $6,971,932 in 2013, to $7,315,221 in 2014. Increases in employee salaries and benefits made up approximately 50 percent of the total increase.

Loan loss reserves were $3,554,664 or 1.84 percent of total loans as of December 31, 2014. Non-performing assets were 1.29 percent of total assets at December 31, 2014, compared to 1.58 percent on that date in 2013. At December 31, 2014, the allowance for loan loss reserves equals 114.6 percent of impaired and non-performing assets, net of government guarantees compared to 86.9 percent at the end of 2013.

Total assets were $253,201,323 as of December 31, 2014, an increase of 5.1 percent from $240,918,977 reported as of December 31, 2013. Total deposits were $206,666,581 at year-end 2014, an increase of 5.6 percent from the $195,800,961 reported at the end of year of 2013. Net loans increased 5.4 percent to $189,549,072, compared to $179,908,825 as of December 31, 2013.

About Surrey Bancorp
Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	December 31, 2014	December 31, 2013
	(unaudited)
Total assets	$253,201	$240,919
Total loans	193,104	183,284
Investments	43,510	40,890
Deposits	206,667	195,801
Borrowed funds	6,250	7,750
Stockholders’ equity	36,771	34,218
Non-performing assets to total assets	1.29%	1.58%
Loans past due more than 90 days to total loans	0.03%	0.02%
Allowance for loan losses to total loans	1.84%	1.84%
Book value per common share	$9.27	$8.57

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Interest income	$2,779	$2,634	$10,816	$10,539
Interest expense	315	358	1,350	1,505
Net interest income	2,464	2,276	9,466	9,034
Provision for loan losses	79	171	212	320
Net interest income after provision for loan losses	2,385	2,105	9,254	8,714
Noninterest income	1,313	838	3,255	2,907
Noninterest expense	1,897	1,773	7,315	6,972
Net income before taxes	1,801	1,170	5,194	4,649
Provision for income taxes	516	469	1,751	1,760
Net income	1,285	701	3,443	2,889
Preferred stock dividend declared	46	46	183	183
Net income available to common shareholders	$1,239	$655	$3,260	$2,706
Basic net income per share	$0.35	$0.18	$0.92	$0.76
Diluted net income per share	$0.31	$0.17	$0.82	$0.69
Return on average total assets	2.02%	1.15%	1.38%	1.22%
Return on average total equity	13.96%	8.10%	9.65%	8.59%
Yield on average interest earning assets	4.69%	4.64%	4.68%	4.78%
Cost of funds	0.59%	0.69%	0.64%	0.75%
Net yield on average interest earning assets	4.16%	4.01%	4.10%	4.10%
Overhead efficiency ratio	50.23%	56.94%	57.50%	58.39%
Net charge-offs/average loans	0.09%	0.05%	0.02%	0.19%

†	Annualized for all periods presented.